Exhibit 99.1

NEORX SKELETAL TARGETED RADIOTHERAPY (STR) RECENT
CLINICAL RESULTS

PRESENTED AT ASCO ANNUAL MEETING

Data Show Promising Response, Acute Safety in Multiple Myeloma
Patients

Seattle, WA, June 1, 2003 — NeoRx Corporation (Nasdaq: NERX) today announced that William Bensinger, MD, Member, Fred Hutchinson Cancer Research Center, Seattle, gave an oral presentation on the company’s Skeletal Targeted Radiotherapy (STR) at the 2003 Annual Meeting of the American Society of Clinical Oncology (ASCO).  The presentation (#3346) was made during a scientific session today on “Advances in Stem Cell Transplantation”.  NeoRx is developing STR for use with high-dose chemotherapy and stem cell transplantation to treat patients with multiple myeloma, a cancer of the bone marrow.

Dr. Bensinger’s presentation included new data on duration of response in multiple myeloma patients treated in phase I/II studies, and preliminary results from patients in a recent dosimetry study of STR.  NeoRx submitted data from the dosimetry study to the Food and Drug Administration (FDA) in February 2003.  The company plans to submit a protocol for pivotal trials of STR in multiple myeloma to the FDA by the end of June.

Dr. Bensinger reported that phase I/II studies of STR with high-dose melphalan and stem cell transplantation in 83 patients with multiple myeloma demonstrated an overall response rate of 64%, including a complete response rate of 35%.  Among the 29 patients who achieved a complete response, the median duration of response to date is more than 21 months (range: 1 month to over 36 months).  Among the five patients with primary refractory disease (i.e., disease that did not respond to induction chemotherapy) who achieved a complete response with the STR regimen, the median duration of response to date is more than 28 months (range: 7 months to over 36 months).  Moreover, the complete response rate in the primary refractory patient group was approximately three times higher than historical data would suggest is achievable with stem cell therapy.

Twelve patents with multiple myeloma were enrolled in the dosimetry study.  Patients received two consecutive tracer doses of the STR compound to enable detailed analyses of biodistribution and skeletal uptake, and to determine the dosage required to deliver a target radiation dose of 25 Gy to the bone marrow.  Patients then received a therapeutic dose of STR (median dose 674 mCi/m2), followed by chemotherapy with melphalan at 200 mg/m2, and autologous stem cell transplantation.  All patients were administered prophylactic continuous bladder irrigation.

STR appeared to be well tolerated; no STR-related acute toxicities were reported.  All patients achieved prompt stem cell engraftment and rapid recovery of blood cell counts.  Six of the twelve patients treated in the study were evaluable for response at the six-month follow-up.  Five of these six patients have achieved at least disease stabilization, and three have achieved an objective response to therapy.  Patient follow-up for safety and response to therapy is ongoing.

The dosimetry study also confirmed the bone-targeting principle of STR.  Detailed dosimetry evaluations showed the highest radiation doses were to bone surfaces and marrow.  STR compound that did not localize to the skeleton was rapidly excreted in the urine.  Radiation absorbed dose to critical organs was within safe ranges.  Biodistribution of the STR compound was shown to be consistent for each patient.

“We are encouraged by these new data on duration of response from our phase I/II studies, and by the preliminary data from patients treated in the dosimetry study,” said Jack L. Bowman, Executive Chairman and Chairman of the Board of Directors.  “We look forward to submitting the full pivotal study protocol to the FDA by the end of this month.  Subject to the Agency’s authorization, we expect to begin enrolling patients in the pivotal trials early next year.”

STR is comprised of a small-molecule bone-seeking agent, complexed with the radionuclide holmium-166.  NeoRx is developing STR to treat multiple myeloma and potentially other malignancies that arise in or metastasize to the bone.  To date, nearly 100 patients with cancers of the bone marrow or bone have been treated with STR.  In multiple myeloma, STR has been studied in patients with newly-diagnosed disease who responded to induction chemotherapy, in patients with primary refractory disease, and in patients with relapsed disease.  Objective responses, including complete responses (immunofixation-negative), have been observed in all subsets of multiple myeloma patients.

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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